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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-1

 TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

                            ------------------------

                         DUTY FREE INTERNATIONAL, INC.
                           (Name of Subject Company)
                            ------------------------

                                    BAA PLC
                          W&G ACQUISITION CORPORATION
                                   (Bidders)

                            ------------------------

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                            ------------------------

                                   267 08410
                     (CUSIP Number of Class of Securities)

                            ------------------------

                                  ROBERT HERGA
                             HEAD OF LEGAL SERVICES
                                    BAA PLC
                                 STOCKLEY HOUSE
                                130 WILTON ROAD
                                LONDON SW1V 1LQ
          (Name, address and Telephone Number of Person Authorized to
            Receive Notices and Communications on Behalf of Bidders)

                            ------------------------

                                    COPY TO:

                            STEPHEN A. GREENE, ESQ.
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000

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                              (Page 1 of 5 Pages)
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    This Amendment No. 1 amends and supplements the Tender Offer Statement on
Schedule 14D-1 originally filed with the Securities and Exchange Commission on July 9, 1997 (as heretofore amended, the "Schedule 14D-1"), by BAA plc a corporation organized under the laws of the United Kingdom and W&G Acquisition Corporation, a Maryland corporation, relating to the offer disclosed therein to purchase all outstanding shares of common stock, par value $.01 per share, of Duty Free International, Inc., a Maryland corporation. Capitalized terms used herein without definition shall have the meanings set forth in the Schedule 14D-1.)


ITEM 15 CERTAIN LEGAL MATTERS

    Item 15 is hereby amended and supplemented by adding thereto the following:

        (a)(9)--Amended Offer to Purchase, dated July 25, 1997.

                              (Page 2 of 5 Pages)
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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                BAA PLC

                                By:  /s/ J. RUSSELL F. WALLS
                                     -----------------------------------------
                                     Name: J. Russell F. Walls
                                     Title: Group Finance Director

Dated: July 25, 1997

                              (Page 3 of 5 Pages)
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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                W&G ACQUISITION CORPORATION

                                By:  /s/ J. RUSSELL F. WALLS
                                     -----------------------------------------
                                     Name: J. Russell F. Walls
                                     Title: President

Dated: July 25, 1997

                              (Page 4 of 5 Pages)
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                                 EXHIBIT INDEX

EXHIBIT
  NO.                                                             DESCRIPTION
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
(a)(9)                                                             -Amended Offer to Purchase, dated July 25, 1997

                              (Page 5 of 5 Pages)